NEWS RELEASE

Coeur Reports Second Quarter 2020 Results
Provides Updated Full-Year 2020 Guidance

Chicago, Illinois - July 29, 2020 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported second quarter 2020 financial results, including revenue of $154.2 million, cash flow from operating activities of $9.9 million and GAAP net loss from continuing operations of $1.2 million, or $0.01 per share. On an adjusted basis1, the Company reported EBITDA of $42.2 million, cash flow from operating activities prior to changes in working capital of $16.4 million and net income from continuing operations of $2.6 million, or $0.01 per share.

Key Highlights

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Successful restart of Palmarejo post-suspension - Coeur safely restarted its Palmarejo mine, following receipt of updated guidance from the Mexican government that precious metals mining is now considered an essential business activity. After being temporarily suspended for approximately 45 days, production began ramping up in June and is expected to continue increasing during the second half of the year

•
Prepared to begin construction on upcoming expansion at Rochester - The Company received authorizations necessary to advance the expansion under Plan of Operations Amendment 11 (“POA 11”) at Rochester. Coeur expects to commence construction on the project in early August 2020

•
Strong operating and financial results at Kensington and Wharf - Kensington’s gold production remained strong during the second quarter, helping to generate $27.8 million[2] in operating cash flow and $23.9 million[2] of free cash flow[1], compared to $11.9 million[3] and $7.1 million[3], respectively, in the prior period. Gold production at Wharf increased 60% quarter-over-quarter, leading to $19.1 million and $18.8 million in operating and free cash flow[1], respectively, compared to $2.6 million and $2.2 million in the first quarter of 2020

•
Aggressive investment in exploration - Coeur continued to execute its largest exploration program in Company history, investing $13.0 million, a 60% increase over the prior period and approximately 90% higher than the second quarter of 2019. The Company plans to publish an exploration update in August 2020, outlining program highlights through the first half of the year

•
Continued execution of hedging program to underpin expected cash flow - The Company took advantage of stronger gold prices to implement additional zero-cost collar (“ZCC”) hedges to support the expected funding requirement for the POA 11 expansion at Rochester, targeting up to 50% of the Company’s expected gold production in 2021 and 2022

•
Higher cash position and successful debt reduction initiatives - Cash and cash equivalents totaled $70.9 million at June 30, 2020, 34% higher than at the end of the first quarter of 2020. The Company also repaid $90.0 million of its senior secured revolving credit facility (“RCF”) using cash on hand, leaving a $60.0 million balance at the end of the second quarter. Coeur intends to repay the remaining RCF balance by year-end from internally generated cash flow and expects cash to build over the coming quarters in preparation for the expansion at Rochester

“Like most companies, our second quarter results were negatively impacted by COVID-19. Most notably at Palmarejo, our strongest performing asset in the first quarter, operations were temporarily suspended due to a decree from the Federal government of Mexico. However, with Palmarejo now back in production, our three U.S. operations hitting their strides and the tailwind of higher gold and silver prices, we are anticipating a strong second half of 2020 and expect to continue this momentum into 2021,” said Mitchell J. Krebs, President and Chief Executive Officer. “I would like to thank everyone at Coeur for working tirelessly under challenging circumstances to safely and responsibly deliver critical minerals that are essential to nearly every aspect of modern life. Their ongoing efforts have allowed the Company to be well positioned to benefit from higher gold and silver prices going forward.”
Mr. Krebs continued, “Looking ahead over the coming quarters, we are excited about the direction we are headed as a company. We recently enhanced our team by bringing in Mick Routledge as our new Chief Operating Officer and appointing Terry Smith as our Chief Development Officer, which has provided us greater organizational bandwidth and a leadership structure that is better aligned with our strategy and key priorities. Our top strategic priority is the POA 11 expansion at Rochester, which is expected to generate exponentially higher annual free cash flow and represents a fundamental inflection point for Coeur. Additionally, the success of our exploration programs and acquisitions made at much lower gold and silver prices provides a balanced pipeline of near-, medium- and long-term growth opportunities that we believe will unlock meaningful value for our stockholders.”
“With multiple key catalysts in the coming quarters, we plan to proactively update investors on our capital allocation decisions and their expected impact on the Company’s growth, costs and cash flow. We plan to publish an exploration update in August given the size and importance of our investment in exploration in 2020. We also intend to deliver the results of Rochester’s updated technical report in the fourth quarter that will detail the updated economics of this important expansion project,” concluded Mr. Krebs.

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce/pound metrics)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Gold Sales	$127.9	$127.6	$134.3	$141.9	$110.3
Silver Sales	$26.3	$44.9	$54.8	$51.6	$45.0
Zinc Sales	$—	$(0.7)	$2.6	$2.0	$2.6
Lead Sales	$—	$1.3	$3.3	$4.0	$4.2
Consolidated Revenue	$154.2	$173.2	$195.0	$199.5	$162.1
Costs Applicable to Sales[4]	$90.0	$118.9	$146.6	$141.0	$131.9
General and Administrative Expenses	$8.6	$8.9	$7.6	$9.6	$7.8
Net Income (Loss)	$(1.2)	$(11.9)	$(270.9)	$(14.3)	$(36.8)
Net Income (Loss) Per Share	$(0.01)	$(0.05)	$(1.13)	$(0.06)	$(0.18)
Adjusted Net Income (Loss)[1]	$2.6	$(0.9)	$(3.3)	$(5.3)	$(23.0)
Adjusted Net Income (Loss)[1] Per Share	$0.01	$—	$(0.01)	$(0.02)	$(0.11)
Weighted Average Shares Outstanding	240.9	240.3	238.7	225.9	207.8
EBITDA[1]	$35.3	$25.5	$(214.5)	$37.6	$7.7
Adjusted EBITDA[1]	$42.2	$46.5	$59.8	$61.0	$30.6
Cash Flow from Operating Activities	$9.9	$(8.0)	$39.3	$42.0	$26.4
Capital Expenditures	$16.7	$22.2	$21.0	$30.7	$20.7
Free Cash Flow[1]	$(6.7)	$(30.2)	$18.4	$11.3	$5.7
Cash, Equivalents & Short-Term Investments	$70.9	$52.9	$55.6	$65.3	$37.9
Total Debt[5]	$348.6	$343.1	$295.5	$298.7	$370.0
Average Realized Price Per Ounce – Gold	$1,641	$1,490	$1,407	$1,413	$1,277
Average Realized Price Per Ounce – Silver	$16.25	$16.63	$16.99	$17.17	$14.75
Average Realized Price Per Pound – Zinc	$—	$(0.21)	$0.62	$0.50	$0.49
Average Realized Price Per Pound – Lead	$—	$0.54	$0.78	$0.92	$0.82
Gold Ounces Produced	78,229	85,077	94,716	99,782	86,584
Silver Ounces Produced	1.6	2.7	3.1	3.0	3.1
Zinc Pounds Produced	—	2.5	3.9	4.2	5.3
Lead Pounds Produced	—	2.2	4.0	4.5	5.0
Gold Ounces Sold	77,933	85,635	95,532	100,407	86,385
Silver Ounces Sold	1.6	2.7	3.3	3.0	3.0
Zinc Pounds Sold	—	3.2	4.1	4.1	5.3
Lead Pounds Sold	—	2.5	4.3	4.3	5.2

Financial Results
Second quarter 2020 revenue totaled $154.2 million compared to $173.2 million in the prior period, primarily driven by the temporary suspension at Palmarejo. The Company produced 78,229 ounces of gold and 1.6 million ounces of silver during the second quarter, selling 77,933 ounces of gold and 1.6 million ounces of silver. Average realized gold and silver prices for the quarter were $1,641 and $16.25 per ounce, respectively, or 10% higher and 2% lower quarter-over-quarter.
Gold and silver sales accounted for 83% and 17% of second quarter revenue, respectively. The Company’s U.S. operations accounted for approximately 75% of second quarter revenue, up from approximately 56% in the prior period, due primarily to the temporary suspension at Palmarejo.

Costs applicable to sales4 of $90.0 million were 24% lower quarter-over-quarter, reflecting a full quarter of suspended operations at Silvertip and compliance with the government-mandated temporary suspension at Palmarejo. Second quarter general and administrative expenses decreased modestly to $8.6 million, primarily driven by lower employee-related expenses and outside service fees.
Second quarter exploration expense totaled $11.9 million, or 86% higher quarter-over-quarter, reflecting the ramp-up of seasonal drilling programs at Rochester, Wharf and Silvertip. See the “Operations” section and page 14 for additional details on the Company’s exploration activities.
Operating costs related to COVID-19 totaled $6.1 million during the second quarter, compared to $0.3 million in the prior period, primarily related to higher employee-related expenses incurred at Palmarejo and Kensington. These costs are included in “Pre-development, reclamation, and other expenses” on the Company’s income statement.
Coeur recorded an income tax expense of $2.8 million during the second quarter. Cash income and mining taxes paid during the quarter totaled approximately $5.9 million.
Quarterly operating cash flow improved to $9.9 million, compared to $(8.0) million in the prior period, reflecting improved cash flow from most operations and working capital changes quarter-over-quarter. The Company satisfied the remaining $8.0 million obligation under its prepayment agreement at Kensington and exercised an option to receive an additional $15.0 million prepayment, resulting in a net cash inflow of approximately $7.0 million in the second quarter. Changes in working capital during the quarter totaled $(6.5) million, compared to $(38.1) million in the first quarter of 2020.
Second quarter capital expenditures were $16.7 million, compared to $22.2 million in the prior period, reflecting lower investment across most of the Company’s operations. Sustaining and development capital expenditures accounted for approximately 71% and 29%, respectively, of the Company’s capital expenditures during the quarter.

Liquidity Update
Prudent balance sheet management remains a key element of Coeur’s strategy. The Company used cash on hand to repay $90.0 million of outstanding indebtedness under its RCF, reducing the total amount drawn from $150.0 million in April 2020 to $60.0 million at the end of the second quarter. Coeur also opportunistically monetized a portion of its holding in Metalla Royalty & Streaming Ltd., resulting in net proceeds of approximately $19.4 million.
At June 30, 2020, cash and cash equivalents totaled $70.9 million, while total debt5 outstanding was $348.6 million. Additionally, the Company’s issued and outstanding share count remained consistent at 240.9 million in the second quarter.

Hedging Update
Coeur continued to add to its hedge position by executing additional ZCC hedges on a portion of its expected gold production. The structure allows for downside protection against potential decreases in the price of gold, while enabling participation in the potential upside to a specified ceiling price.
The Company implemented the program in preparation for POA 11 at Rochester, which it expects to fund with a combination of cash on hand, internally generated cash flow and existing debt capacity. Coeur has completed its gold hedging program for 2021 and will look to continue opportunistically executing ZCC hedges on up to 50% of expected gold production in 2022. The Company’s silver price exposure is currently unhedged. An overview of the hedges currently implemented is outlined below:

	3Q 2020	4Q 2020	Total 2H 2020	2021	2022
Gold Ounces Hedged	49,500	55,500	105,000	158,700	126,000
Avg. Ceiling ($/oz)	$1,826	$1,823	$1,825	$1,875	$2,030
Avg. Floor ($/oz)	$1,441	$1,471	$1,457	$1,600	$1,626

Rochester Expansion
Coeur completed its internal review of the business case supporting POA 11 during the second quarter, resulting in the approval to proceed with construction of the expansion project. The Company also received its revised water pollution control permit, authorizing mining, milling and mineral beneficiation for POA 11. The expansion project includes the construction of a new leach pad, crushing facility equipped with two high-pressure grinding roll (“HPGR”) units and Merrill-Crowe process plant as well as related infrastructure to support the extension of Rochester’s mine life.
Together with SNC-Lavalin, the Company’s engineering, procurement and project management contractor for POA 11, Coeur has made significant progress on detailed design work. The Company expects to complete the work necessary to finalize its total capital estimate by the end of the third quarter of 2020. Coeur also plans to file an updated technical report in late 2020 further outlining the details of the expansion, including an updated mine plan and drilling results as well as additional operational and financial information regarding the expected impacts of HPGR technology.
Coeur expects to begin construction activities for POA 11 in early August 2020, including (i) advancing early-stage earthworks and (ii) establishing project-specific infrastructure, providing the Company additional flexibility on the back end of its project schedule. Major construction projects are expected to begin in early 2021 and be largely completed by late 2022. The current timeline for the key elements of the expansion is highlighted below:

	Expected Start Date	Target Completion Date
Leach Pad (Incl. Ancillary Facilities)	2H 2020	Mid-2022
Merrill-Crowe Process Plant	1H 2021	YE 2022
Crushing Circuit	1H 2021	YE 2022
Supporting Infrastructure	2H 2020	Mid-2022

Operations
Second quarter 2020 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Tons milled	269,641	479,562	486,779	442,464	447,727
Average gold grade (oz/t)	0.07	0.07	0.07	0.09	0.07
Average silver grade (oz/t)	4.46	4.69	5.11	4.88	4.74
Average recovery rate – Au	86.0%	91.6%	84.9%	81.7%	87.7%
Average recovery rate – Ag	72.2%	81.5%	81.7%	79.6%	81.8%
Gold ounces produced	15,223	31,578	28,702	31,779	28,246
Silver ounces produced (000’s)	867	1,835	2,029	1,720	1,735
Gold ounces sold	16,924	31,287	27,952	32,731	28,027
Silver ounces sold (000’s)	875	1,895	1,980	1,747	1,709
Average realized price per gold ounce	$1,399	$1,331	$1,238	$1,269	$1,210
Average realized price per silver ounce	$16.35	$17.25	$17.28	$17.05	$14.86
Metal sales	$38.0	$74.3	$68.9	$71.3	$59.3
Costs applicable to sales[4]	$18.8	$36.0	$34.8	$37.4	$36.5
Adjusted CAS per AuOz[1]	$686	$645	$622	$660	$741
Adjusted CAS per AgOz[1]	$8.13	$8.37	$8.79	$8.95	$9.17
Exploration expense	$0.9	$1.5	$2.0	$1.6	$1.1
Cash flow from operating activities	$(3.5)	$28.9	$41.4	$36.3	$15.6
Sustaining capital expenditures (excludes capital lease payments)	$4.5	$7.1	$6.2	$4.7	$5.0
Development capital expenditures	$—	$—	$2.4	$3.1	$2.6
Total capital expenditures	$4.5	$7.1	$8.6	$7.8	$7.6
Free cash flow[1]	$(8.0)	$21.8	$32.8	$28.5	$8.0

•
Active mining, processing and exploration activities were temporarily suspended at Palmarejo during the second quarter in accordance with a government decree in response to COVID-19. The Federal government of Mexico amended its guidance in May, clarifying that precious metals mining is an essential business activity, allowing Palmarejo to resume operations

Operational

•
Operations were ramped down in the beginning of April and were suspended for approximately 45 days during the second quarter. Production began ramping back up in June and increased steadily during the month

•	Second quarter gold and silver production totaled 15,223 ounces and 0.9 million ounces, respectively, compared to 31,578 ounces and 1.8 million ounces in the prior period
Financial

•
Second quarter adjusted CAS[1] for gold on a co-product basis increased 6% compared to the prior period to $686 per ounce, while adjusted CAS[1] for silver on a co-product basis decreased 3% to $8.13 per ounce

•	Quarterly capital expenditures decreased 37% to $4.5 million and continued to focus on mine development and infrastructure projects

•	Free cash flow[1] in the second quarter totaled $(8.0) million, compared to $21.8 million in the prior period

Exploration

•
Exploration investment for the second quarter totaled approximately $1.5 million ($0.9 million expensed and $0.6 million capitalized), compared to roughly $2.7 million ($1.5 million expensed and $1.2 million capitalized) in the prior quarter

•	Up to eight surface and underground core rigs were active during the quarter, with four rigs mobilized at the end of June 2020

•
Exploration activity focused on infill drilling within the two underground mine complexes, Independencia and Guadalupe, and on resource expansion north, southwest and southeast of both mine complexes. New resource expansion holes were also drilled east, northwest and north of Independencia

•
A total of 10 expansion and 18 infill holes were drilled during the quarter for a total 30,440 feet (9,278 meters). Coeur expects to ramp up to six active rigs during the third quarter, targeting a balanced focus of expansion and infill drilling

Other

•	Workforce staffing levels are currently limited to approximately 85% due to compliance with government-imposed restrictions related to COVID-19

•	Approximately 35% of Palmarejo’s gold sales in the second quarter, or 5,988 ounces, were sold under its gold stream agreement at a price of $800 per ounce
Guidance

•	Full-year 2020 production is expected to be 95,000 - 105,000 ounces of gold and 6.0 - 7.0 million ounces of silver

•	CAS[1] are expected to be $785 - $885 per gold ounce and $9.50 - $10.50 per silver ounce

•	Capital expenditures are expected to be approximately $32 - $36 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Ore tons placed	3,743,331	3,428,578	2,612,319	2,516,353	2,786,287
Average silver grade (oz/t)	0.51	0.57	0.47	0.43	0.45
Average gold grade (oz/t)	0.002	0.002	0.003	0.004	0.003
Silver ounces produced (000’s)	728	687	848	982	971
Gold ounces produced	5,159	5,936	10,634	7,901	8,609
Silver ounces sold (000’s)	724	632	932	951	962
Gold ounces sold	5,278	5,473	11,248	7,651	8,642
Average realized price per silver ounce	$16.11	$16.99	$17.22	$17.02	$14.83
Average realized price per gold ounce	$1,702	$1,583	$1,484	$1,476	$1,295
Metal sales	$20.6	$19.4	$32.6	$27.5	$25.5
Costs applicable to sales[4]	$18.3	$17.0	$25.3	$27.7	$24.7
Adjusted CAS per AgOz[1]	$13.75	$14.38	$13.25	$14.24	$13.19
Adjusted CAS per AuOz[1]	$1,481	$1,359	$1,142	$1,230	$1,153
Exploration expense	$1.8	$0.2	$0.4	$0.1	$0.1
Cash flow from operating activities	$(5.6)	$(9.3)	$6.9	$8.3	$1.6
Sustaining capital expenditures (excludes capital lease payments)	$1.5	$0.1	$0.9	$(1.0)	$0.4
Development capital expenditures	$4.3	$5.0	$4.1	$11.2	$2.4
Total capital expenditures	$5.8	$5.1	$5.0	$10.2	$2.8
Free cash flow[1]	$(11.4)	$(14.4)	$1.9	$(1.9)	$(1.2)
Operational

•	Silver production increased 6% quarter-over-quarter to approximately 0.7 million ounces, while gold production decreased 13% to 5,159 ounces

•	Despite continued restocking of metal inventories during the second quarter, production was impacted by dilution from stacking HPGR-crushed material on top of historic ore on the Stage IV leach pad

•
Slightly higher silver production was driven by residual leaching on the Stage III leach pad and a modest improvement in solution grades on the Stage IV leach pad. Gold production was affected by the placement of slightly lower grade material during the first half of the year

•
Tons placed increased 9% quarter-over-quarter and 34% year-over-year to approximately 3.7 million tons. The Company was able to process 36,360 tons per day[6] through the upgraded crushing circuit, in-line with its target for the quarter. Coeur supplemented placement rates by stacking roughly 650,000 tons of run-of-mine material, taking advantage of favorable fuel and consumable costs

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In June 2020, Coeur calibrated a new recovery model for the Stage IV leach pad and began executing a new stacking plan to maximize silver recoveries on HPGR-crushed ore. The new plan utilizes an inter-lift liner to place ounces on shallower portions of the Stage IV leach pad, leveraging two existing collection systems. Production is expected to increase steadily and reach sustainable levels during the second half of the year

•	Initial results received from thirty-foot column tests conducted during the second quarter further validate the Company’s recovery rate assumptions on HPGR-crushed ore
Financial

•
Second quarter adjusted CAS[1] for silver on a co-product basis decreased 4% quarter-over-quarter to $13.75 per ounce, while adjusted CAS[1] for gold on a co-product basis increased 9% to $1,481 per ounce, reflecting modestly higher crushing and mining costs as well as higher silver and lower gold sales

•	Capital expenditures of $5.8 million were approximately 14% higher quarter-over-quarter, reflecting increased investment related to POA 11 and a milestone payment for the inter-lift liner

•
Free cash flow[1] totaled $(11.4) million in the second quarter, compared to $(14.4) million in the first quarter, largely driven by improved operating cash flow and partially offset by higher capital expenditures

Exploration

•
Exploration investment for the second quarter accelerated to approximately $2.2 million ($1.8 million expensed and $0.4 million capitalized), compared to roughly $0.4 million ($0.2 million expensed and $0.2 million capitalized) in the prior period

•
Following the success of prior drill programs, two core rigs began directional drilling in the beginning of the quarter to test areas of potential mineralization under the Stage I and Stage II leach pads at East Rochester. A total of 8 expansion core holes were drilled for a total of 13,465 feet (4,104 meters)

•
One reverse circulation rig was subsequently added, transitioning focus to infill drilling within the existing Rochester pit. A total of 23 infill holes were drilled in the area for a total of 14,239 feet (4,340 meters)

•	Based on its success, Coeur has decided to extend the directional drilling program at East Rochester as well as the southeast Rochester infill program
Other

•	Mining remains an essential business in Nevada. The Company continues to maintain rigorous health and safety protocols aimed at limiting the exposure and transmission of COVID-19

•
During the quarter, Coeur entered into a first-of-its-kind agreement to protect critical sagebrush habitat in Nevada while ensuring continued environmentally sensitive and sustainable mining practices. Funding by Coeur will preserve and enhance over 3,000 acres of vital greater sage-grouse habitat in Elko and Humboldt Counties

Guidance

•	Full-year 2020 production is expected to be 3.5 - 4.5 million ounces of silver and 27,000 - 33,000 ounces of gold

•	CAS[1] in 2020 are expected to be $12.75 - $14.00 per silver ounce and $1,250 - $1,400 per gold ounce

•	Capital expenditures are expected to be approximately $38 - $43 million

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Tons milled	170,478	162,341	167,061	166,475	160,510
Average gold grade (oz/t)	0.21	0.21	0.20	0.22	0.23
Average recovery rate	92.0%	93.5%	87.2%	93.2%	93.0%
Gold ounces produced	33,058	32,022	29,736	34,156	34,049
Gold ounces sold	32,367	32,781	29,293	35,452	34,415
Average realized price per gold ounce, gross	$1,762	$1,603	$1,493	$1,505	$1,332
Treatment and refining charges per gold ounce	$57	$27	$24	$20	$20
Average realized price per gold ounce, net	$1,705	$1,576	$1,469	$1,485	$1,312
Metal sales	$55.2	$51.7	$43.0	$52.6	$45.2
Costs applicable to sales[4]	$30.4	$30.5	$28.8	$29.5	$29.1
Adjusted CAS per AuOz[1]	$934	$928	$976	$822	$842
Prepayment, working capital cash flow	$7.0	$(7.0)	$4.7	$(14.7)	$25.0
Exploration expense	$2.6	$1.8	$1.6	$1.5	$2.0
Cash flow from operating activities	$27.8	$11.9	$19.9	$4.5	$41.4
Sustaining capital expenditures (excludes capital lease payments)	$3.9	$4.8	$4.3	$4.9	$4.9
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$3.9	$4.8	$4.3	$4.9	$4.9
Free cash flow[1]	$23.9	$7.1	$15.6	$(0.4)	$36.5
Operational

•	Gold production in the second quarter totaled 33,058 ounces, slightly higher quarter-over-quarter and modestly lower year-over-year

•	The improvement in production was largely driven by positive grade reconciliation from the Kensington Main deposit as well as an increase in throughput from the higher-grade Jualin deposit

•
Jualin accounted for approximately 16% of Kensington’s second quarter production, increasing from approximately 8% in the prior quarter. For the full year, Jualin is expected to account for approximately 15-20% of Kensington’s total production

Financial

•	Adjusted CAS[1] remained relatively consistent quarter-over-quarter, totaling $934 per ounce

•	Capital expenditures of $3.9 million were slightly lower compared to the prior period, focusing on underground development and planned equipment purchases

•
Free cash flow[1] totaled $23.9 million during the second quarter, including net cash inflow of approximately $7.0 million associated with Coeur’s prepayment agreement at Kensington. Excluding the effect of the prepayment, free cash flow[1] totaled approximately $16.9 million in the second quarter

Exploration

•
Exploration investment during the second quarter totaled approximately $2.7 million (substantially all expensed), compared to approximately $1.9 million (substantially all expensed) in the prior quarter

•
Three core rigs were active during the quarter, two underground and one surface, exclusively focused on resource expansion drilling. The underground rigs initially focused on the Jualin and lower Kensington Zone 10 veins and were later moved to drill the upper Kensington Zone 30, Elmira and Eureka veins.

The surface rig was added to test Jualin veins #1 and #2. Late in the quarter, a helicopter-supported surface rig began drilling on the Raven vein

•	A total of 60 resource expansion holes were drilled during the quarter for a total of 40,231 feet (12,262 meters)
Other

•
Mining continues to be considered an essential business in Alaska. Rotational schedules remain extended from 14 days to 28 days in response to concerns related to COVID-19. All employees are required to quarantine for 7 days and undergo viral COVID-19 testing prior to starting their 28-day rotation

Guidance

•	Production in 2020 is expected to be 125,000 - 135,000 ounces of gold

•	CAS[1] in 2020 are expected to be $900 - $1,000 per ounce

•	Capital expenditures are expected to be $28 - $33 million in 2020

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Ore tons placed	1,401,237	946,449	1,100,393	1,503,021	919,435
Average gold grade (oz/t)	0.032	0.025	0.023	0.027	0.023
Gold ounces produced	24,789	15,541	25,644	25,946	15,680
Silver ounces produced (000’s)	25	15	20	18	12
Gold ounces sold	23,364	16,094	27,039	24,573	15,301
Silver ounces sold (000’s)	23	15	21	17	12
Average realized price per gold ounce	$1,715	$1,592	$1,482	$1,481	$1,311
Metal sales	$40.5	$25.9	$40.5	$36.7	$20.2
Costs applicable to sales[4]	$22.5	$17.8	$25.7	$22.1	$15.5
Adjusted CAS per AuOz[1]	$804	$1,090	$802	$887	$1,002
Exploration expense	$0.1	$—	$0.2	$0.1	$—
Cash flow from operating activities	$19.1	$2.6	$17.0	$17.6	$0.5
Sustaining capital expenditures (excludes capital lease payments)	$0.3	$0.4	$0.8	$0.8	$0.2
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$0.3	$0.4	$0.8	$0.8	$0.2
Free cash flow[1]	$18.8	$2.2	$16.2	$16.8	$0.3
Operational

•	Gold production increased 60% quarter-over-quarter and 58% year-over-year to 24,789 ounces

•	Strong production during the quarter was due to improved weather conditions, higher grades and better crusher performance which drove a 48% increase in tons placed quarter-over-quarter
Financial

•	Adjusted CAS[1] on a by-product basis decreased 26% quarter-over-quarter to $804 per ounce, primarily driven by higher production and increased metal sales

•	Second quarter capital expenditures totaled $0.3 million, remaining relatively consistent with the prior period

•	Free cash flow[1] was $18.8 million in the second quarter and has now totaled $193.8 million since Coeur acquired the operation in February 2015 for approximately $99.5 million
Exploration

•	As anticipated, exploration investment in the second quarter was minimal and is expected to increase during the second half of the year

•
Exploration activities began in mid-June with geologic mapping, geochemical sampling and drilling at the Richmond Hill project, which is located approximately four miles north-northeast of Wharf. Coeur has an exclusive option agreement with Barrick Gold Corp to acquire the project that expires in September 2021

•	The exploration program is currently employing one reverse circulation rig and is expected to drill approximately 18,000 feet (5,500 meters) in 2020
Other

•
South Dakota’s public order mandating the closure of all public-facing businesses does not include Wharf. Coeur continues to follow rigorous health and safety protocols to limit the exposure and transmission of COVID-19 at Wharf

Guidance

•	Gold production in 2020 is expected to be 80,000 - 90,000 ounces

•	CAS[1] are expected to be $950 - $1,000 per ounce

•	Capital expenditures are expected to be approximately $2 - $3 million in 2020

Silvertip, British Columbia

(Dollars in millions, except per ounce and per pound amounts)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Silver ounces produced (000's)	—	139	279	300	344
Zinc pounds produced (000's)	—	2,460	3,865	4,197	5,322
Lead pounds produced (000's)	—	2,177	4,021	4,478	4,980
Silver ounces sold (000's)	—	159	294	290	365
Zinc pounds sold (000's)	—	3,203	4,053	4,076	5,303
Lead pounds sold (000's)	—	2,453	4,223	4,331	5,186
Metal sales	$—	$1.9	$10.2	$11.3	$11.9
Costs applicable to sales[4]	$—	$17.7	$32.0	$24.2	$26.2
Exploration expense	$2.9	$0.3	$0.9	$0.8	$0.7
Cash flow from operating activities	$(14.9)	$(27.1)	$(28.6)	$(15.3)	$(11.6)
Sustaining capital expenditures (excludes capital lease payments)	$1.9	$4.6	$2.0	$6.4	$5.0
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$1.9	$4.6	$2.0	$6.4	$5.0
Free cash flow[1]	$(16.8)	$(31.7)	$(30.6)	$(21.7)	$(16.6)

•
Mining and operating activities were temporarily suspended at Silvertip on February 19, 2020 (unrelated to COVID-19). Operational results in the table above reflect performance prior to the temporary suspension

Operational

•	Coeur continues to advance work on its internal pre-feasibility study to evaluate a mill expansion, which is expected to be completed in the third quarter
Financial

•	One-time costs related to the ramp down of active mining and processing activities totaled $1.7 million in the second quarter, compared to $3.5 million in the prior period

•
Ongoing carrying costs in the second quarter totaled $5.2 million, compared to $2.6 million in the prior period, reflecting a full quarter of suspended operations. Coeur expects ongoing quarterly carrying costs to remain at similar levels during the suspension

•	Capital expenditures during the second quarter decreased 58% to $1.9 million, reflecting the curtailment of spending on capital projects completed in the prior periods

•	Free cash flow[1] for the quarter totaled $(16.8) million
Exploration

•	Exploration investment in the second quarter totaled approximately $2.9 million (substantially all expensed), compared to approximately $0.3 million (substantially all expensed) in the prior period

•
The Company ramped up to six active drill rigs in the second quarter, focusing on resource expansion and larger step out (“scout”) drilling to test the edges of the mineralized system. A total of 35 holes were drilled during the quarter for a total of 51,794 feet (15,787 meters)

•
Coeur plans to continue accelerating its exploration program, targeting six active rigs during the third quarter. As access has improved following winter snow melt, approximately 30% of the planned expansion holes will focus on scout targets to test the edges and limits of the known resource shapes to the north, east and south of Silvertip mine

Other

•	Rotational schedules have transitioned back to 14 days (previously 21 days) as a result of easing concerns related to COVID-19 in British Columbia
Guidance

•	Capital expenditures are expected to total approximately $8 - $10 million in 2020

Exploration
During the second quarter, the Company drilled 194,043 feet (59,145 meters) at a total investment of approximately $13.0 million ($11.9 million expensed and $1.1 million capitalized), compared to 149,215 feet (45,481 meters) at a total investment of roughly $8.1 million ($6.4 million expensed and $1.7 million capitalized) in the prior period. Total feet drilled in the second quarter was approximately 30% higher compared to the prior quarter and 28% higher than the second quarter of 2019. The increase in drilling activity was due primarily to the ramp up of seasonal drill programs at Rochester, Wharf and Silvertip.
Additionally, up to three drill rigs were active during the second quarter at the Sterling and Crown exploration properties in southern Nevada. The Company drilled a total of 40,347 feet (12,298 meters) during the quarter, compared to 48,090 feet (14,658 meters) in the prior period. During the quarter, one core rig focused on drilling for metallurgical and engineering studies at Sterling, while 25 reverse circulation holes focusing on resource expansion were drilled at both Sterling and Crown. The Company expects to receive its larger 300-acre disturbance permit for the Crown Block in the third quarter and plans to shift its focus for the remainder of the year to both core and reverse circulation drilling in the area.
The Company expects to invest $44 - $54 million in exploration in 2020, including $37 - $43 million and $7 - $11 million of expensed and capitalized exploration, respectively. Coeur plans to publish an exploration update in August 2020, highlighting the progress of its various drilling campaigns through the first half of the year.

2020 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	95,000 - 105,000	6,000 - 7,000
Rochester	27,000 - 33,000	3,500 - 4,500
Kensington	125,000 - 135,000	—
Wharf	80,000 - 90,000	—
Total	327,000 - 363,000	9,500 - 11,500

2020 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$785 - $885	$9.50 - $10.50
Rochester (co-product)	$1,250 - $1,400	$12.75 - $14.00
Kensington	$900 - $1,000	—
Wharf (by-product)	$950 - $1,000	—

2020 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$70 - $85
Capital Expenditures, Development	$40 - $45
Exploration, Expensed	$37 - $43
Exploration, Capitalized	$7 - $11
General & Administrative Expenses	$32 - $36

Note: The Company’s guidance figures assume $1,650/oz gold and $16.50/oz silver as well as CAD of 1.36 and MXN of 21.00.

Financial Results and Conference Call
Coeur will host a conference call to discuss its second quarter 2020 financial results on July 30, 2020 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through August 13, 2020.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 44 955

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding exploration and development efforts and plans, the pre-feasibility study regarding an expansion of the mill at Silvertip, the impact of the new crushing circuit, POA 11 expansion project and technical report preparation at Rochester, including expected annual free cash flow after completion of POA 11, hedging strategies, priorities, returns, growth, debt repayment plans, staffing levels, permitting, cash flow, cash on hand, catalysts, anticipated production, costs and expenses, COVID-19 mitigation efforts, strategic initiatives and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions and, grade variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to the availability of our workforce, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow excluding changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended June 30, 2020.

Notes

1.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow excluding changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures and gold production royalty payments. Please see table in Appendix for the calculation of consolidated free cash flow.

2. Includes net cash inflow of $7.0 million related to Coeur’s prepayment agreement at Kensington.
3. Includes net cash outflow of $7.0 million related to Coeur’s prepayment agreement at Kensington.
4. Excludes amortization.
5. Includes capital leases. Net of debt issuance costs and premium received.
6. Calculation excludes six days related to an extended planned shutdown during May 2020.

Average Spot Prices

	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Average Gold Spot Price Per Ounce	$1,711	$1,583	$1,481	$1,472	$1,309
Average Silver Spot Price Per Ounce	$16.38	$16.90	$17.32	$16.98	$14.88
Average Zinc Spot Price Per Pound	$0.89	$0.96	$1.08	$1.07	$1.25
Average Lead Spot Price Per Pound	$0.76	$0.84	$0.93	$0.92	$0.85

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2020	December 31, 2019
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$70,924	$55,645
Receivables	21,986	18,666
Inventory	52,752	55,886
Ore on leach pads	75,111	66,192
Prepaid expenses and other	18,730	14,047
	239,503	210,436
NON-CURRENT ASSETS
Property, plant and equipment, net	234,133	248,789
Mining properties, net	704,580	711,955
Ore on leach pads	78,605	71,539
Restricted assets	8,636	8,752
Equity and debt securities	15,086	35,646
Receivables	22,978	28,709
Other	57,559	62,810
TOTAL ASSETS	$1,361,080	$1,378,636
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$58,241	$69,176
Accrued liabilities and other	68,457	95,616
Debt	27,176	22,746
Reclamation	3,094	3,114
	156,968	190,652
NON-CURRENT LIABILITIES
Debt	321,443	272,751
Reclamation	137,715	133,417
Deferred tax liabilities	35,266	41,976
Other long-term liabilities	55,831	72,836
	550,255	520,980
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 243,731,885 issued and outstanding at June 30, 2020 and 241,529,021 at December 31, 2019	2,437	2,415
Additional paid-in capital	3,605,982	3,598,472
Accumulated other comprehensive income (loss)	(7,706)	(136)
Accumulated deficit	(2,946,856)	(2,933,747)
	653,857	667,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,361,080	$1,378,636

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue	$154,249	$162,123	$327,416	$316,993
COSTS AND EXPENSES
Costs applicable to sales(1)	90,015	131,948	208,932	263,598
Amortization	27,876	43,204	64,038	85,080
General and administrative	8,616	7,750	17,536	17,224
Exploration	11,855	5,719	18,241	9,433
Pre-development, reclamation, and other	18,675	4,334	25,230	8,768
Total costs and expenses	157,037	192,955	333,977	384,103
OTHER INCOME (EXPENSE), NET
Fair value adjustments, net	10,067	(5,296)	1,248	3,824
Interest expense, net of capitalized interest	(5,765)	(6,825)	(10,893)	(13,279)
Other, net	121	643	2,002	703
Total other income (expense), net	4,423	(11,478)	(7,643)	(8,752)
Income (loss) before income and mining taxes	1,635	(42,310)	(14,204)	(75,862)
Income and mining tax (expense) benefit	(2,844)	5,546	1,095	14,204
Income (loss) from continuing operations	$(1,209)	$(36,764)	$(13,109)	$(61,658)
Income (loss) from discontinued operations	—	—	—	5,693
NET INCOME (LOSS)	$(1,209)	$(36,764)	$(13,109)	$(55,965)
OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
Change in fair value of derivative contracts designated as cash flow hedges	(7,776)	—	(7,570)	—
Unrealized gain (loss) on debt and equity securities	—	—	—	59
Other comprehensive income (loss)	(7,776)	—	(7,570)	59
COMPREHENSIVE INCOME (LOSS)	$(8,985)	$(36,764)	$(20,679)	$(55,906)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$(0.01)	$(0.18)	$(0.05)	$(0.30)
Net income (loss) from discontinued operations	—	—	—	0.03
Basic(2)	$(0.01)	$(0.18)	$(0.05)	$(0.27)
Diluted income (loss) per share:
Net income (loss) from continuing operations	$(0.01)	$(0.18)	$(0.05)	$(0.30)
Net income (loss) from discontinued operations	—	—	—	0.03
Diluted(2)	$(0.01)	$(0.18)	$(0.05)	$(0.27)
(1) Excludes amortization.
(2) Due to rounding, the sum of net income per share from continuing operations and discontinued operations may not equal net income per share.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020		2019
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,209)	$(36,764)	(13,109)		(55,965)
(Income) loss from discontinued operations	—	—	—		(5,693)
Adjustments:
Amortization	27,876	43,204	64,038		85,080
Accretion	2,908	3,007	5,755		5,950
Deferred taxes	(1,545)	(9,158)	(7,032)		(17,417)
Fair value adjustments, net	(10,067)	5,296	(1,248)		(3,824)
Stock-based compensation	2,287	1,987	4,300		4,210
Gain on modification of right of use lease	—	—	(4,051)		—
Write-downs	5,208	11,872	15,589		27,319
Deferred revenue recognition	(8,134)	—	(15,682)		—
Other	(913)	4,731	(2,005)		5,981
Changes in operating assets and liabilities:
Receivables	(1,536)	(7,624)	(2,349)		(17,359)
Prepaid expenses and other current assets	1,081	(834)	735		(3,518)
Inventory and ore on leach pads	(8,056)	(14,391)	(29,981)		(33,212)
Accounts payable and accrued liabilities	2,047	25,109	(13,004)		19,037
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES OF CONTINUING OPERATIONS	9,947	26,435	1,956		10,589
CASH PROVIDED BY (USED IN )OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	—		—
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	9,947	26,435	1,956		10,589
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,682)	(20,749)	(38,890)	—	(48,187)
Proceeds from the sale of assets	9	57	4,515		904
Sale of investments	19,802	1,102	19,802		1,102
Proceeds from notes receivable	—	2,000	—		7,168
Other	(183)	277	(200)		2,018
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	2,946	(17,313)	(14,773)		(36,995)
CASH USED IN INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	—		—
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	2,946	(17,313)	(14,773)		(36,995)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	48,887	—		48,887
Issuance of notes and bank borrowings, net of issuance costs	100,000	—	150,000		15,000
Payments on debt, finance leases, and associated costs	(95,713)	(90,812)	(101,614)		(113,273)
Silvertip contingent consideration	—	—	(18,750)		—
Other	141	—	(1,832)		(3,259)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS	4,428	(41,925)	27,804		(52,645)
CASH USED IN FINANCING ACTIVITIES OF DISCONTINUED OPERATIONS	—	—	—		—
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	4,428	(41,925)	27,804		(52,645)
Effect of exchange rate changes on cash and cash equivalents	929	56	303		257
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	18,250	(32,747)	15,290		(78,794)
Less net cash used in discontinued operations	—	—	—		—
	18,250	(32,747)	15,290		(78,794)
Cash, cash equivalents and restricted cash at beginning of period	54,058	72,022	57,018		118,069
Cash, cash equivalents and restricted cash at end of period	$72,308	$39,275	$72,308		$39,275

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 2Q 2020	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Net income (loss)	$(298,347)	$(1,209)	$(11,900)	$(270,961)	$(14,277)	$(36,764)
Interest expense, net of capitalized interest	22,385	5,765	5,128	5,512	5,980	6,825
Income tax provision (benefit)	1,980	2,844	(3,939)	2,857	218	(5,546)
Amortization	157,834	27,876	36,162	48,118	45,678	43,204
EBITDA	(116,148)	35,276	25,451	(214,474)	37,599	7,719
Fair value adjustments, net	(13,454)	(10,067)	8,819	(7,829)	(4,377)	5,296
Foreign exchange (gain) loss	3,278	(11)	76	268	2,945	468
Asset retirement obligation accretion	11,959	2,908	2,847	3,124	3,080	3,007
Inventory adjustments and write-downs	6,157	793	476	363	5,371	2,193
(Gain) loss on sale of assets and securities	311	(9)	(374)	594	100	72
Impairment of long-lived assets	250,814	—	—	250,814	—	—
Silvertip inventory write-down	49,776	2,104	10,381	23,325	13,966	11,872
Silvertip one-time costs	5,234	1,725	3,509	—	—	—
Silvertip lease modification	(4,051)	—	(4,051)	—	—	—
Silvertip gain on contingent consideration	(955)	—	(955)	—	—	—
COVID-19 one-time costs	6,380	6,108	272	—	—	—
Wharf inventory write-down	6,919	3,323	—	3,596	—	—
Loss on debt extinguishment	1,282	—	—	—	1,282	—
Receivable write-down	1,040	—	—	—	1,040	—
Interest income on notes receivables	—	—	—	—	—	(18)
Adjusted EBITDA	$208,542	$42,150	$46,451	$59,781	$61,006	$30,609
Revenue	$721,925	$154,249	$173,167	$195,040	$199,469	$162,123
Adjusted EBITDA Margin	29%	27%	27%	31%	31%	19%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Net income (loss)	$(1,209)	$(11,900)	$(270,961)	$(14,277)	$(36,764)
Fair value adjustments, net	(10,067)	8,819	(7,829)	(4,377)	5,296
Foreign exchange loss (gain)	626	(6,620)	1,733	2,022	889
(Gain) loss on sale of assets and securities	(9)	(374)	594	100	72
Impairment of long-lived assets	—	—	250,814	—	—
Silvertip inventory write-down	2,104	10,381	23,325	13,966	11,872
Silvertip one-time costs	1,725	3,509	—	—	—
Silvertip lease modification	—	(4,051)	—	—	—
Silvertip gain on contingent consideration	—	(955)	—	—	—
COVID-19 one-time costs	6,108	272	—	—	—
Wharf inventory write-down	3,323	—	3,596	—	—
Loss on debt extinguishment	—	—	—	1,282	—
Receivable write-down	—	—	—	1,040	—
Interest income on notes receivables	—	—	—	—	(18)
Tax effect of adjustments	—	—	(4,572)	(5,096)	(4,332)
Adjusted net income (loss)	$2,601	$(919)	$(3,300)	$(5,340)	$(22,985)

Adjusted net income (loss) per share - Basic	$0.01	$0.00	$(0.01)	$(0.02)	$(0.11)
Adjusted net income (loss) per share - Diluted	$0.01	$0.00	$(0.01)	$(0.02)	$(0.11)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Cash flow from continuing operations	$9,947	$(7,991)	$39,295	$41,996	$26,435
Capital expenditures from continuing operations	16,682	22,208	20,907	30,678	20,749
Free cash flow	$(6,735)	$(30,199)	$18,388	$11,318	$5,686

Consolidated Operating Cash Flow
Before Working Capital Changes Reconciliation

(Dollars in thousands)	2Q 2020	1Q 2020	4Q 2019	3Q 2019	2Q 2019
Cash provided by (used in) continuing operating activities	$9,947	$(7,991)	$39,295	$41,996	$26,435
Changes in operating assets and liabilities:
Receivables	1,536	813	(17,970)	3,350	7,624
Prepaid expenses and other	(1,081)	346	(2,423)	(1,375)	834
Inventories	8,056	21,925	20,397	9,389	14,391
Accounts payable and accrued liabilities	(2,047)	15,051	18,318	(22,384)	(25,109)
Cash flow before changes in operating assets and liabilities	$16,411	$30,144	$57,617	$30,976	$24,175

Reconciliation of Costs Applicable to Sales

for Three Months Ended June 30, 2020

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$26,095	$21,348	$43,235	$25,653	$1,231	$117,562
Amortization	(7,270)	(3,012)	(12,853)	(3,181)	(1,231)	(27,547)
Costs applicable to sales	$18,825	$18,336	$30,382	$22,472	$—	$90,015
Inventory Adjustments	(106)	(566)	(139)	(3,304)	—	(4,115)
By-product credit	—	—	—	(385)	—	(385)
Adjusted costs applicable to sales	$18,719	$17,770	$30,243	$18,783	$—	$85,515

Metal Sales
Gold ounces	16,924	5,278	32,367	23,364		77,933
Silver ounces	874,642	723,679		22,707	—	1,621,028
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	62%	44%	100%	100%
Silver	38%	56%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$686	$1,481	$934	$804
Silver ($/oz)	$8.13	$13.75			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2020

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$49,149	$19,860	$42,429	$20,267	$23,002	$154,707
Amortization	(13,175)	(2,904)	(11,922)	(2,444)	(5,345)	(35,790)
Costs applicable to sales	$35,974	$16,956	$30,507	$17,823	$17,657	$118,917
Inventory Adjustments	73	(422)	(101)	(25)	(10,381)	(10,856)
By-product credit	—	—	—	(248)	—	(248)
Adjusted costs applicable to sales	$36,047	$16,534	$30,406	$17,550	$7,276	$107,813

Metal Sales
Gold ounces	31,287	5,473	32,781	16,094		85,635
Silver ounces	1,894,789	632,237		14,768	158,984	2,700,778
Zinc pounds					3,203,446	3,203,446
Lead pounds					2,453,485	2,453,485

Revenue Split
Gold	56%	45%	100%	100%
Silver	44%	55%			26%
Zinc					48%
Lead					26%

Adjusted costs applicable to sales
Gold ($/oz)	$645	$1,359	$928	$1,090
Silver ($/oz)	$8.37	$14.38			$11.79
Zinc ($/lb)					$1.12
Lead ($/lb)					$0.74
Reconciliation of Costs Applicable to Sales

for Three Months Ended December 31, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$49,590	$31,100	$41,537	$29,818	$42,189	$194,234
Amortization	(14,799)	(5,791)	(12,776)	(4,072)	(10,166)	(47,604)
Costs applicable to sales	$34,791	$25,309	$28,761	$25,746	$32,023	$146,630
Inventory Adjustments	(11)	(116)	(176)	(3,677)	(23,325)	(27,305)
By-product credit	—	—	—	(373)	—	(373)
Adjusted costs applicable to sales	$34,780	$25,193	$28,585	$21,696	$8,698	$118,952

Metal Sales
Gold ounces	27,953	11,248	29,293	27,039	—	95,533
Silver ounces	1,979,315	931,326		21,132	294,498	3,226,271
Zinc pounds					4,052,554	4,052,554
Lead pounds					4,223,504	4,223,504

Revenue Split
Gold	50%	51%	100%	100%
Silver	50%	49%			38%
Zinc					32%
Lead					30%

Adjusted costs applicable to sales
Gold ($/oz)	$622	$1,142	$976	$802
Silver ($/oz)	$8.79	$13.25			$11.22
Zinc ($/lb)					$0.69
Lead ($/lb)					$0.62

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$53,237	$31,999	$43,085	$25,385	$32,457	$186,163
Amortization	(15,840)	(4,250)	(13,552)	(3,301)	(8,268)	(45,211)
Costs applicable to sales	$37,397	$27,749	$29,533	$22,084	$24,189	$140,952
Inventory Adjustments	(175)	(4,799)	(405)	(7)	(13,966)	(19,352)
By-product credit	—	—	—	(293)	—	(293)
Adjusted costs applicable to sales	$37,222	$22,950	$29,128	$21,784	$10,223	$121,307

Metal Sales
Gold ounces	32,731	7,651	35,452	24,573		100,407
Silver ounces	1,747,250	951,043		16,612	289,910	3,004,815
Zinc pounds					4,076,390	4,076,390
Lead pounds					4,330,862	4,330,862

Revenue Split
Gold	58%	41%	100%	100%
Silver	42%	59%			39%
Zinc					29%
Lead					32%

Adjusted costs applicable to sales
Gold ($/oz)	$660	$1,230	$822	$887
Silver ($/oz)	$8.95	$14.24			$14.14
Zinc ($/lb)					$0.75
Lead ($/lb)					$0.71
Reconciliation of Costs Applicable to Sales

for Three Months Ended June 30, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,708	$28,656	$41,670	$17,691	$36,038	$174,763
Amortization	(14,212)	(3,963)	(12,537)	(2,225)	(9,878)	(42,815)
Costs applicable to sales	$36,496	$24,693	$29,133	$15,466	$26,160	$131,948
Inventory Adjustments	(39)	(2,045)	(156)	48	(11,872)	(14,064)
By-product credit	—	—	—	(188)	—	(188)
Adjusted costs applicable to sales	$36,457	$22,648	$28,977	$15,326	$14,288	$117,696

Metal Sales
Gold ounces	28,027	8,642	34,415	15,301	—	86,385
Silver ounces	1,709,406	961,634		12,364	364,961	3,048,365
Zinc pounds					5,302,508	5,302,508
Lead pounds					5,185,634	5,185,634

Revenue Split
Gold	57%	44%	100%	100%
Silver	43%	56%			34%
Zinc					38%
Lead					28%

Adjusted costs applicable to sales
Gold ($/oz)	$741	$1,153	$842	$1,002
Silver ($/oz)	$9.17	$13.19			$13.31
Zinc ($/lb)					$1.02
Lead ($/lb)					$0.77

Reconciliation of Costs Applicable to Sales for 2020 Guidance

In thousands except per ounce amounts	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$178,977	$105,053	$178,595	$94,142
Amortization	(42,220)	(15,177)	(54,009)	(11,202)
Costs applicable to sales	$136,757	$89,876	$124,586	$82,940
By-product credit	—	—	—	(998)
Adjusted costs applicable to sales	$136,757	$89,876	$124,586	$81,942

Metal Sales
Gold ounces	97,800	32,000	132,800	84,900
Silver ounces	6,300,000	3,800,000		60,350

Revenue Split
Gold	56%	46%	100%	100%
Silver	44%	54%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$785 - $885	$1,250 - $1,400	$900 - $1,000	$950 - $1,000
Silver ($/oz)	$9.50 - $10.50	$12.75 - $14.00